Exhibit 99.1

FOR IMMEDIATE RELEASE

February 5, 2009

Owens & Minor 4th Quarter Results Cap a Strong 2008,

with Record Annual Revenue and Earnings

Owens & Minor’s Board of Directors Approves 15% Increase in First Quarter 2009 Dividend

Richmond, VA — BUSINESS WIRE — Owens & Minor (NYSE-OMI) reported record quarterly revenue of $1.96 billion for the fourth quarter ended December 31, 2008, increased 13.6% from revenue of $1.72 billion in the same period last year. Income from continuing operations for the quarter was $27.4 million, improved 19.6% from $22.9 million in the comparable quarter of 2007. For the quarter, income per diluted share from continuing operations was $0.66, increased 17.9% from $0.56 per diluted share in last year’s fourth quarter. Net income for the quarter was $20.2 million, decreased from $22.5 million in the prior year, while net income per diluted share was $0.49, compared to $0.55 for the same period last year. Results for the fourth quarter 2008 reflect the acquisition of certain assets and liabilities of The Burrows Company (Burrows), a Chicago-based distributor of medical and surgical supplies to the acute-care market, and the company’s decision to exit the direct-to-consumer (DTC) diabetes supply business. Consequently, DTC results of operations are shown as discontinued operations for all periods presented.

“Our steady performance in the fourth quarter capped a strong year for Owens & Minor,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “By effectively and efficiently serving the needs of our hospital customers around the country, we grew revenue and improved our earnings during 2008, even in the face of tough economic conditions. At the same time, we invested in our business to achieve improved operational efficiency with an eye toward building on our strengths for the future.”

2008 Full Year Results

For the year ended December 31, 2008, Owens & Minor reported revenue of $7.24 billion, improved 8.2% from revenue of $6.69 billion in 2007. For the year, income from continuing operations was $101.3 million, increased nearly $30 million, or 41.8%, from $71.4 million last year. Income per diluted share from continuing operations for 2008 was $2.44, increased 38.6% from $1.76 per share in 2007. For 2008, net income was $93.3 million, improved from $72.7 million from the prior year, and net income per diluted share was $2.25, increased 25.7% from $1.79 per share in 2007.

Burrows Acquisition Update

Following the October 1, 2008, acquisition of Burrows, Owens & Minor began converting the customers to its own platforms, systems and facilities. The on-going, phased conversion activities are expected to conclude by the end of the second quarter 2009.

Certain assets and liabilities of Burrows were purchased for $16.8 million in cash, reflecting a January 2009 decrease in the purchase price of $7.0 million. In addition, the company assumed $56.1 million of debt.

“Using proven processes and our experienced transition teammates, our Burrows conversion activities are proceeding according to plan,” said Charles C. Colpo, executive vice president, administration. “We are very pleased with the reception we have received from our new customers and look forward to serving them with Owens & Minor’s industry leading supply chain management practices.”

Exiting the DTC Business

During the fourth quarter of 2008, Owens & Minor signed a definitive agreement to sell certain assets of its DTC business and began the process of exiting the consumer-based business. The decision is consistent with the company’s strategic plan to expand its product and service offerings as a business-to-business distributor to healthcare markets adjacent to the hospital sector. For the fourth quarter, the company recorded a loss from discontinued operations of $7.2 million, or $0.17 per diluted share, due, in part, to charges associated with exiting the DTC business. These charges resulted from losses recognized for abandoned software, severance expenses, and certain contract termination costs. For the year, the company recorded a loss from discontinued operations of $7.9 million, or $0.19 per diluted share.

2008 Asset Management

For 2008, the company reported operating cash flow of $75.8 million. Long-term debt at year-end was $359.2 million, increased $75.4 million from long-term debt of $283.8 million as of year-end 2007, primarily as a result of the Burrows acquisition. Days sales outstanding (DSO) were 24.5, as of December 31, 2008, increased from DSO of 23.6, as of December 31, 2007. For the year, inventory management efforts resulted in inventory turns of 10.4, compared to turns of 9.7 for 2007.

2009 Outlook

“When looking at 2009, we are targeting revenue growth for the year in a range of 8% to 12%, and income per diluted share from continuing operations in a range of $2.55 to $2.70,” said Smith. “By broadening the ranges of our guidance, we are acknowledging current economic conditions.”

The 2009 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Highlights

•

The Owens & Minor board of directors announced today it has approved a 15% increase in the first quarter 2009 dividend. The dividend of $0.23 per share is payable on March 31, 2009, to shareholders of record as of March 13, 2009.

•	On January 2, 2009, Owens & Minor completed the divestiture of certain assets of its direct-to-consumer diabetes supply company, receiving $63 million in cash.

•

The company embarked on a new three-year agreement with Premier Inc., effective January 1, 2009; and the company also entered into a new three-year agreement with HealthTrust Purchasing Group, effective October 1, 2008.

•

Owens & Minor completed the purchase of certain assets and liabilities of the Chicago-based Burrows Company on October 1, 2008. Transition activities are expected to be completed by the end of the second quarter of 2009. In a separate transaction, Owens & Minor purchased real estate associated with the Burrows business for approximately $17 million; the company intends to sell the properties.

•	Owens & Minor was successful in signing significant new business in the fourth quarter of 2008 and will be engaged in transitioning these customers to its platform through the first quarter of 2009.

Information for Investors:

Management Conference Call & Supplemental Material

Conference Call: Owens & Minor management will conduct a conference call for professional analysts and investors on Friday, February 6, 2009 at 8:30 a.m. Eastern Time. Participants may access the live call at 877-748-0043 with conference code #82339543. A replay of the call will be available for 14 days by dialing 800-642-1687, using conference code #82339543. The event will also be webcast on www.owens-minor.com under “Investor Relations”; supplemental information will be provided on the webcast page. The international dial-in number is 706-758-5871 with conference code #82339543.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P SmallCap 600, which includes companies with a market capitalization of $300 million to $2 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556.

# # # #

Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2008	2007
Revenue	$1,957,848	$1,724,083
Cost of revenue	1,764,892	1,553,935

Gross margin	192,956	170,148
Selling, general and administrative expenses	141,015	124,493
Depreciation and amortization	5,612	5,231
Other operating income and expense, net	(2,009)	(1,314)

Operating earnings	48,338	41,738
Interest expense, net	3,339	3,826

Income before income taxes	44,999	37,912
Income tax provision	17,590	15,003

Income from continuing operations	27,409	22,909
Loss from discontinued operations, net of tax	(7,206)	(456)

Net income	$20,203	$22,453

Income (loss) per share - basic:
Continuing operations	$0.67	$0.57
Discontinued operations	$(0.18)	$(0.01)
Net income per share - basic	$0.49	$0.56
Income (loss) per share - diluted:
Continuing operations	$0.66	$0.56
Discontinued operations	$(0.17)	$(0.01)
Net income per share - diluted	$0.49	$0.55

Weighted average shares - basic	40,930	40,456
Weighted average shares - diluted	41,549	41,074

	Year Ended December 31,
	2008	2007
Revenue	$7,243,237	$6,694,596
Cost of revenue	6,525,977	6,044,631

Gross margin	717,260	649,965
Selling, general and administrative expenses	521,401	494,515
Depreciation and amortization	21,955	20,856
Other operating income and expense, net	(6,821)	(6,187)

Operating earnings	180,725	140,781
Interest expense, net	15,999	23,148

Income before income taxes	164,726	117,633
Income tax provision	63,469	46,222

Income from continuing operations	101,257	71,411
Income (loss) from discontinued operations, net of tax	(7,930)	1,299

Net income	$93,327	$72,710

Income (loss) per share - basic:
Continuing operations	$2.48	$1.77
Discontinued operations	$(0.19)	$0.04
Net income per share - basic	$2.29	$1.81
Income (loss) per share - diluted:
Continuing operations	$2.44	$1.76
Discontinued operations	$(0.19)	$0.03
Net income per share - diluted	$2.25	$1.79

Weighted average shares - basic	40,793	40,250
Weighted average shares - diluted	41,496	40,656

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$13,939	$10,395
Accounts and notes receivable, net	521,311	441,416
Merchandise inventories	679,069	577,921
Other current assets	65,177	42,703
Current assets from discontinued operations	38,351	30,346

Total current assets	1,317,847	1,102,781
Property and equipment, net	76,949	72,299
Property, held for sale	15,730	—
Goodwill, net	252,412	232,846
Intangible assets, net	27,802	19,044
Other assets, net	28,407	32,077
Other assets from discontinued operations	63,096	68,956

Total assets	$1,782,243	$1,528,003

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$517,932	$471,261
Accrued payroll and related liabilities	41,165	17,076
Other accrued liabilities	103,429	84,194
Current liabilities from discontinued operations	11,038	8,856

Total current liabilities	673,564	581,387
Long-term debt, excluding current portion	359,237	283,845
Other liabilities	60,261	47,996
Other liabilities from discontinued operations	130	416

Total liabilities	1,093,192	913,644

Shareholders’ equity
Common stock	82,881	81,748
Paid-in capital	180,074	161,978
Retained earnings	438,192	377,913
Accumulated other comprehensive loss	(12,096)	(7,280)

Total shareholders’ equity	689,051	614,359

Total liabilities and shareholders’ equity	$1,782,243	$1,528,003

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year Ended December 31,
	2008	2007
Operating activities
Net income	$93,327	$72,710
Adjustments to reconcile net income to cash provided by operating activities:
Loss (income) from discontinued operations	7,930	(1,299)
Depreciation and amortization	21,955	20,856
Deferred income tax provision	17,618	(5,939)
Provision for LIFO reserve	13,172	8,424
Share-based compensation expense	7,563	5,830
Provision for losses on accounts and notes receivable	4,274	8,009
Loss on interest rate swaps	3,141	—
Changes in operating assets and liabilities:
Accounts and notes receivable	(48,464)	70,747
Merchandise inventories	(56,156)	60,742
Accounts payable	(1,796)	(33,000)
Net change in other current assets and current liabilities	10,980	7,100
Other, net	2,269	(3,832)

Cash provided by operating activities	75,813	210,348

Investing activities
Additions to property and equipment	(17,669)	(19,104)
Additions to computer software	(9,281)	(8,444)
Net cash (paid) received related to acquisitions of businesses	(96,790)	15,441
Other, net	409	327

Cash used for investing activities	(123,331)	(11,780)

Financing activities
Cash dividends paid	(33,048)	(27,637)
Net borrowings (payments) on revolving credit facility	73,670	(152,600)
Proceeds from exercise of stock options	8,968	9,621
Excess tax benefits related to share-based compensation	3,421	4,084
Increase (decrease) in drafts payable	4,434	(34,634)
Proceeds from termination of interest rate swaps	3,795	—
Other, net	(2,859)	(1,491)

Cash provided by (used for) financing activities	58,381	(202,657)

Discontinued Operations
Operating cash flows	(7,115)	9,489
Investing cash flows	(204)	(2,995)

Net cash (used for) provided by discontinued operations	(7,319)	6,494

Net increase in cash and cash equivalents	3,544	2,405
Cash and cash equivalents at beginning of period	10,395	7,990

Cash and cash equivalents at end of period	$13,939	$10,395

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Operating results:
Revenue	$1,957,848	$1,786,858	$1,771,230	$1,727,301	$1,724,083

Gross margin	$192,956	$178,749	$175,342	$170,213	$170,148
Gross margin as a percent of revenue	9.86%	10.00%	9.90%	9.85%	9.87%

SG&A expense	$141,015	$128,656	$128,738	$122,992	$124,493
SG&A expense as a percent of revenue	7.20%	7.20%	7.27%	7.12%	7.22%

Operating earnings	$48,338	$46,319	$43,108	$42,960	$41,738
Operating earnings as a percent of revenue	2.47%	2.59%	2.43%	2.49%	2.42%

Income from continuing operations	$27,409	$25,348	$24,460	$24,040	$22,909
Income (loss) from discontinued operations, net of tax	$(7,206)	$(64)	$(828)	$168	$(456)
Net income	$20,203	$25,284	$23,632	$24,208	$22,453

Income (loss) per common share - basic:
Continuing operations	$0.67	$0.62	$0.60	$0.59	$0.57
Discontinued operations	$(0.18)	$0.00	$(0.02)	$0.01	$(0.01)
Net income per share - basic	$0.49	$0.62	$0.58	$0.60	$0.56

Income per common share - diluted:
Continuing operations	$0.66	$0.61	$0.59	$0.58	$0.56
Discontinued operations	$(0.17)	$0.00	$(0.02)	$0.01	$(0.01)
Net income per share - diluted	$0.49	$0.61	$0.57	$0.59	$0.55

Accounts receivable:
Accounts and notes receivable, net(2)	$521,311	$449,988	$452,248	$428,977	$441,416

Days sales outstanding (1) (2)	24.5	23.2	23.2	22.6	23.6

Inventory:
Merchandise inventories (2)	$679,069	$605,711	$628,179	$603,894	$577,921

Average inventory turnover (1) (2)	10.9	10.3	10.4	10.6	10.6

Financing:
Long-term debt, excluding current portion	$359,237	$208,832	$221,081	$211,962	$283,845

Stock information:
Cash dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.17

Stock price at quarter-end	$37.65	$48.50	$45.69	$39.34	$42.43

(1)	Days sales outstanding and average inventory turnover are based on three-months’ sales.
(2)	Based on results from continuing operations.

Certain adjustments have been made to prior period amounts to conform to current year presentation.